Exhibit 10.10

Osteologix, Inc. Consulting Agreement with Stephan Christgau

The consulting agreement by and between Osteologix, Inc. and Stephan Christgau consists of two parts (attached):

1)	Exhibit B to Compensation Committee minutes, signed and agreed to by Stephan Christgau and Osteologix, Inc. on September 19, 2007

2)	Consulting agreement dated as of September 7, 2007 between Stephan Christgau and Osteologix, Inc.

EXHIBIT B

Bonus for 2006 - 2007

Dr. Christgau was entitled to earn a performance bonus for work as an employee of Osteologix Inc. The calculation of the bonus was approved by the Board of Directors Compensation Committee as follows:

Payout was up to a maximum of 33% of salary

Dr Christgau was awarded 60 % of the 33% maximum allowed bonus

Dr Christgau has agreed to take the bonus in stock equivalent to 28,000 shares

OSTEOLOGIX, INC.

Dated as of September 19, 2007	By:	/s/ Philip J. Young

	Title:	President and CEO

STEPHAN CHRISTGAU PH.D., an individual

Dated as of September 19, 2007	/s/ Stephan Christgau

# OSTEOLOGIX, INC.

## CONSULTING AGREEMENT

This Consulting Agreement (this "Agreement") is entered into as of September 7, 2007, between Osteologix, Inc. (the "Company") and Stephan Christgau, Ph.D. ("Consultant").

## RECITALS

**A.** Consultant currently serves as the Company's Chief Operating Officer.

**B.** Consultant currently holds options to purchase 150,000 shares of the Company's Common Stock (the "Options"), which options vest over a period of four years from the date of grant.

**C.** The Company and Consultant each acknowledge Consultant's contributions to the Company and desire to enter into this Agreement to provide for Consultant's continued relationship with the Company as a consultant on behalf of the Company upon his resignation as Chief Operating Officer.

Now therefore in consideration of the covenants set forth below, and for good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

## AGREEMENT

1. **Resignation.** Consultant hereby resigns his employment as Chief Operating Officer and as an employee of the Company, effective as of the date hereof.

2. **Option Vesting.** In consideration for the release of claims set forth below and other obligations under this Agreement, provided, that Consultant remains in full compliance with his obligations to the Company under this Agreement and the Proprietary Information and Inventions Assignment Agreement described in Section 7 below, the Company agrees to provide the following separation benefits to Consultant: so long as Consultant continues to provide services to the Company, the Options held by Consultant shall continue to vest in accordance with their current vesting schedules until December 31, 2007, at which time the Company's Chief Executive Officer (the "CEO") will evaluate Consultant's performance and recommend adjustments to the vesting schedules of the Options (which adjustments may involve the continuation, acceleration or termination of vesting) that the CEO deems appropriate in his/her sole discretion.

3. **Appointment as Consultant.** Consultant will serve as a consultant to the Company with the duties set forth in Exhibit A, commencing the day following the effective date of his resignation. He will report to the CEO. He shall perform the consulting services in a professional manner, in accordance with generally recognized commercial practices and standards. As compensation for his services, Consultant will be paid 6000.00 Danish Kroner per month, which shall include up to two full days per month of consulting at the Company's request. All other services shall be as requested by the Company. Payment will be made by the

Company subject to any applicable withholding taxes. In addition, the Company shall reimburse Consultant for any reasonable, out-of-pocket expenses incurred by him in the performance of his consulting duties.

4. **No Conflict**. Consultant represents that the execution and delivery of this Agreement by him and the performance by his duties hereunder do not and will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any agreement or instrument to which Consultant is a party or by which he may be bound.

5. **Tax Matters**.

(a) Consultant acknowledges that any payments made to him under this Agreement will be reduced by any standard tax withholdings and deductions. Consultant acknowledges that it is the intention of Company to deduct the compensation paid to Consultant under this Agreement as an ordinary and necessary business expense for income tax purposes. Consultant agrees and represents and warrants that, except as otherwise required in writing by the Internal Revenue Service (the "IRS"), (i) Consultant will treat amounts paid for consulting services as ordinary income for income tax purposes, (ii) Consultant will be responsible for all withholding obligations and pay on a timely basis all taxes due in respect of such payments, and (iii) except as otherwise required by the IRS, if Consultant reports the receipt of such payments as other than ordinary income and/or fails to pay his taxes related thereto, Consultant shall indemnify and hold the Company harmless from any and all taxes, penalties, interest, costs and expenses, including reasonable attorneys' fees and accounting fees, which are incurred by the Company as the result thereof.

(b) Consultant acknowledges that no representative or agent of the Company has provided him with any tax advice of any nature, and he has consulted with his own legal, tax and financial advisor(s) as to tax and related matters concerning the compensation to be received under this Agreement.

6. **Release by Consultant.** Consultant hereby releases and forever discharges the Company and its officers, directors, stockholders, agents, employees, representatives, attorneys, parents, subsidiaries, and successors (collectively, the "Company Released Parties") from any and all claims, demands, liabilities, rights, actions, or causes of action, whether known or unknown, vested or contingent, in law, equity or otherwise, which Consultant may have as of the date of this Agreement against the Company Released Parties, or any of them, including but not limited to any claim arising out of or relating to the above-described matters, Consultant's service to the Company as Chief Operating Officer, or under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, or any other federal, state or local law or ordinance. Consultant further agrees that he is giving up any and all rights he may have to file a claim or complaint of any kind, known or unknown, against the Company Released parties and therefore specifically and freely waives any and all rights he may have under California Civil Code section 1542, which states:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Notwithstanding the above, claims being released by Consultant under this Agreement do not include obligations created by this Agreement or any existing rights to indemnity pursuant to statute, contractual indemnity, or By-law provisions of the Company or any of its parent entities, subsidiaries and affiliated entities or any claim that is not waivable under applicable law, including but not limited to the California Labor Code. Consultant represents that he has not filed or otherwise pursued any charges, complaints or claims of any nature which are in any way pending against the Company or any of the Company Released Parties with any court with respect to any matter covered by this Agreement and agrees, to the extent permitted by law, that he will not do so in the future. Consultant further represents that, with respect to any charge, complaint or claim he has filed or otherwise pursued or will file or otherwise pursue in the future with any state or federal agency against the Company or any of the Company Released Parties, he will forgo any monetary damages, including but not limited to compensatory damages, punitive damages, and attorneys' fees, to which he may otherwise be entitled in connection with said charge, complaint or claim. Nothing in this Agreement shall limit Consultant's right to file a charge, complaint or claim with any state or federal agency or to participate or cooperate in such matters.

7. **Property of the Company.** Concurrent with the execution of this Agreement, Consultant shall execute a Proprietary Information and Inventions Agreement in substantially the form attached hereto as Exhibit B. **[UNLESS HE ALREADY HAS ONE, IN WHICH CASE, PERHAPS AN ACKNOWLEDGEMENT THAT IT IS STILL EFFECTIVE?]**

8. **No Guarantee of Employment.** This Agreement is not to be interpreted as a guarantee or contract of employment. Consultant's consultancy remain "at will" notwithstanding anything in this Agreement or any agreement between the parties hereto.

9. **Assignment.** Consultant may not assign or delegate his responsibilities under this Agreement without the prior written consent of the Company.

10. **Miscellaneous.** This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. The benefits and obligations of this Agreement will be binding on the executors, administrators, heirs, legal representatives, successors, and assigns of the parties. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California excluding those laws that direct the application of the laws of another jurisdiction.

[Signature Page Follows]

The parties have executed this Consultant Agreement effective as of the first date written above.

**OSTEOLOGIX, INC.**

By: ______________________________

Name: ______________________________

Title: ______________________________

______________________________
Stephan Christgau, Ph.D.

**Exhibit A**

**Consulting Duties**

During the term of this contract Dr. Christgau will provide advice and service as it relates to his current duties at the company. Specifically, he will be responsible for working to complete the compilation, analysis and presentation of data from the phase IIa clinical trial and transition any responsibilities and duties related to manufacturing or business development to the appropriate person at the Company.

**Exhibit B**

**Proprietary Information and Invention Assignment Agreement**

# OSTEOLOGIX, INC.

## CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

As a condition of my becoming employed (or my employment being continued) by Osteologix, Inc., a Delaware corporation (the "Company"), and in consideration of my employment relationship with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1. **Employment Relationship.** I understand and acknowledge that this Agreement does not alter, amend or expand upon (i) any rights I may have to continue in the employ of, -or (ii) the duration of my employment relationship with, the Company under any existing agreements between the Company and me, including but not limited to my Employment Agreement with the Company dated November 1, 2003, or under applicable law. Any employment relationship between the Company and me, whether commenced prior to or upon the date of this Agreement, shall be referred to herein as the "Relationship."

2. **Duties.** I will perform for the Company such duties as may be designated by the Company from time to time. During the Relationship, I will devote my best efforts to the interests of the Company and will not engage in other employment or in any activities detrimental to the best interests of the Company without the prior written consent of the Company.

3. **At-Will Relationship.** I understand and acknowledge that the Relationship is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the Relationship at any time for any reason or no reason, without further obligation or liability.

4. **Confidential Information.**

(a) **Company Information.** I agree at all times during the Relationship and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform my obligations to the Company under the Relationship, or to disclose to any person, firm, corporation or other entity without written authorization of the President, Chief Executive Officer, Board of Directors or other person(s) performing any similar function, of the Company, any Confidential Information of the Company which I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company or necessary to perform job responsibilities. I understand that "Confidential Information" means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the Relationship), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to me by the Company either directly or indirectly in

writing, orally or by drawings or observation of parts or equipment or created by me during the Relationship, whether or not during working hours. I understand that Confidential Information includes, but is not limited to, information pertaining to any aspect of the Company's business which is either information not known by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company, or is otherwise proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. I further understand that Confidential Information does not include any of the foregoing items which has become publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b) **Prior Obligations.** I represent that my performance of all terms of this Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior or subsequent to the commencement of the Relationship, and I will not disclose to the Company or use any inventions, confidential or non-public proprietary information or material belonging to any current or former client or employer or any other party. I will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any current or former client or employer or any other party.

(c) **Third Party Information.** I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company's agreement with such third party.

5. **Inventions.**

(a) **Inventions Retained and Licensed.** I have attached hereto, as Exhibit A, a list describing with particularity all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to the commencement of the Relationship (collectively referred to as "Prior Inventions"), which belong solely to me or belong to me jointly with another, which relate in any way to any of the Company's proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If, in the course of the Relationship, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(b) **Assignment of Inventions.** I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and

hereby assign to the Company, or its designee, all my right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the Relationship (collectively referred to as "Inventions"), except as provided in Section 5(e) below. I further acknowledge that all Inventions which are made by me (solely or jointly with others) within the scope of and during the Relationship are "works made for hire" (to the greatest extent permitted by applicable law) and are compensated by my salary, unless regulated otherwise by the mandatory law of the state of California.

(c) **Maintenance of Records.** I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the Relationship. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company's place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company's business. I agree to return all such records (including any copies thereof) to the Company at the time of termination of the -Relationship as provided for in Section 6.

(d) **Patent and Copyright Rights.** I agree to assist the Company, or its designee, at its expense, in every proper way to secure the Company's, or its designee's, rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to the Company or its designee, and any successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If the Company or its designee is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents, copyright, mask works or other registrations covering Inventions or original works of authorship assigned to the Company or its designee as above, then I hereby irrevocably designate and appoint the Company- and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably

quitclaim to the Company or its designee any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to the Company or such designee.

(e) **Exception to Assignments.** I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet such provisions and are not otherwise disclosed on Exhibit A.

6. **Company Property; Returning Company Documents.** I acknowledge and agree that I have no expectation of privacy with respect to the Company's telecommunications, networking or information processing systems (including, without limitation, stored company files, e-mail messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. I agree that, at the time of termination of the Relationship, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns. In the event of the termination of the Relationship, I agree to sign and deliver the "Termination Certification" attached hereto as Exhibit C; however, my failure to sign and deliver the Termination Certificate shall in no way diminish my continuing obligations under this Agreement.

7. **Notification to Other Parties.**

(a) **Employees.** In the event that I leave the employ of the Company, I hereby consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

(b) **Consultants.** I hereby grant consent to notification by the Company to any other parties besides the Company with whom I maintain a consulting relationship, including parties with whom such relationship commences after the effective date of this Agreement, about my rights and obligations under this Agreement.

8. **Solicitation of Employees, Consultants and Other Parties.** I agree that during the Relationship and for a period of twenty-four (24) months immediately following the termination of the Relationship for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company's employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any

other person or entity. Further, during the Relationship and at any time following termination of the Relationship for any reason, with or without cause, I shall not use any Confidential Information of the Company to attempt to negatively influence any of the Company's clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

9. **Representations and Covenants.**

(a) **Facilitation of Agreement.** I agree to execute promptly any proper oath or verify any proper document required to carry out the terms of this Agreement upon the Company's written request to do so.

(b) **Conflicts.** I represent that my performance of all the terms of this Agreement does not and will not breach any agreement I have entered into, or will enter into with any third party, including without limitation any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to commencement of my Relationship with the Company. I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

(c) **Voluntary Execution.** I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

10. **General Provisions.**

(a) **Governing Law.** The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

(b) **Entire Agreement.** This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

(c) **Severability.** If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d) **Successors and Assigns.** This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and assigns, and will be for the benefit of the Company, its successors, and its assigns.

(e) **Survival.** The provisions of this Agreement shall survive the termination of the Relationship and the assignment of this Agreement by the Company to any successor in interest or other assignee.

(f) **Remedies.** I acknowledge and agree that violation of this Agreement by me may cause the Company irreparable harm, and therefore agree that the Company will be entitled to seek extraordinary relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.

(g) **ADVICE OF COUNSEL.** I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signature Page Follows]

The parties have executed this Agreement on the respective dates set forth below:

| COMPANY: | EMPLOYEE: |
|---|---|
| OSTEOLOGIX, INC. | Stephen Clarksen, an Individual: |
| By: ______________________ | [signature] |
| Name: ______________________ | Signature |
| Title: ______________________ | |
| Date: ______________________ | Date: Sep 6, 2007 |
| Address: | Address: |